EXHIBIT 23



                         Consent of Independent Auditors


Board of Directors
OHSL Financial Corp.
Cincinnati, Ohio


We consent to the incorporation by reference in the Registration Statement on Form S-8 of OHSL Financial Corp. of our Report of Independent Auditors, dated January 27, 1999, on the consolidated statements of financial condition of OHSL Financial Corp. as of December 31, 1998 and 1997 and on the consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1998, which report is included in Form 10-KSB of OHSL Financial Corp. for the year ended December 31, 1998.



                              /s/ Crowe, Chizek and Company LLP
                              Crowe, Chizek and Company LLP



March 30, 1999
Indianapolis, Indiana